CAMBIOR INC.

MATERIAL CHANGE REPORT

(i)      Reporting Issuer

The name and address of the reporting issuer is Cambior Inc., 1111 Saint-Charles Street West, East Tower, Suite 750, Longueuil, Québec, J4K 5G4.

(ii)     Date of Material Change

The material change occurred on April 20, 2004.

(iii)     Press Release

A press release reporting the material change was issued on April 21, 2004 through Canada News Wire. A copy of the press release is attached to this report.

(iv)     Summary of Material Change

The Board of Director of Cambior Inc. ("Cambior") approved a proposed combination of Cambior and Sequoia Minerals Inc ("Sequoia") whereby Sequoia will merge with a wholly-owned subsidiary of Cambior by way of a statutory amalgamation pursuant to the Companies Act (Québec). As a result of the merger, the Niobec Mine, Sequoia's principal asset currently jointly owned by Sequoia (50%) and Cambior (50%), will become effectively solely owned and operated by Cambior.

(v)      Full Description of Material Change

Under the agreement, Sequoia shareholders will receive one Cambior share for each 6.3 Sequoia shares. Upon the successful completion of the transaction, Cambior will issue approximately 17.2 million common shares to the Sequoia shareholders. The agreement provides for a break-up fee of Cdn$2 million in the event Sequoia terminates the transaction to accept a competing "superior" offer and certain other limited circumstances.

The merger transaction is subject to a number of conditions which are set forth in the attached press release.

The merger is also subject to the approval of Sequoia shareholders by a 2/3 majority of the votes cast at the Sequoia special shareholder meeting that will be held for the purpose of approving the merger. The merger transaction is scheduled to close in June 2004.

(vi)     Reliance on Confidential Disclosure Provisions

Not applicable.

(vii)    Omitted Information

Not applicable.

(viii)  Senior Officer

Mr. Marc Dagenais, Vice-President, Legal Affairs and Assistant Corporate Secretary
Cambior Inc.
Tel: (450) 677-0040
Fax: (450) 677-3382

(ix)    Statement of Officer

The foregoing accurately discloses the material changes referred to herein.

DATED May 7, 2004 at Longueuil, Québec.

CAMBIOR INC.

By:
Marc Dagenais
Vice President, Legal Affairs